UNIVERSITY OF UTAH RESEARCH FOUNDATION

and

NUTRISCAN, INC.

AMENDED AND RESTATED

PATENT LICENSE AGREEMENT

(EXCLUSIVE)

TABLE OF CONTENTS

WITNESSETH	1

1 - DEFINITIONS	2

2 - GRANT	5

3 - DILIGENCE	7

4 - ROYALTIES	9

5 - REPORTS AND RECORDS	12

6 - PATENT PROSECUTION	14

7 - CONFIDENTIALITY	15

8 - INFRINGEMENT	16

9 - PRODUCT LIABILITY	18

10 - EXPORT CONTROLS	19

11 - NON-USE OF NAMES	20

12 - ASSIGNMENT	20

13 - DISPUTE RESOLUTION	20

14 - TERMINATION	21

15 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS	23

16 - MISCELLANEOUS PROVISIONS	23

APPENDIX A	25

APPENDIX B	26

UNIVERSITY OF UTAH RESEARCH FOUNDATION

and

NUTRISCAN, INC.

AMENDED AND RESTATED

PATENT LICENSE AGREEMENT

        This Amended and Restated Agreement is made and entered into effective as of the 7th day of March, 2002, (the “EFFECTIVE DATE”) by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, having its principal office at 615 Arapeen Dr., Suite 110, Salt Lake City, UT 84108 (hereinafter referred to as “LICENSOR”), and Nutriscan, Inc., a corporation duly organized under the laws of Utah, and having its principal office at 75 West Center Street, Provo, Utah 84601 (hereinafter referred to as “LICENSEE”).

WITNESSETH

        WHEREAS, LICENSOR is the owner of certain LICENSED TECHNOLOGY (as later defined herein) relating to University of Utah Case No. U-2612, entitled NONINVASIVE DETECTION AND MAPPING OF CHEMICAL SUBSTANCES IN THE SKIN AND SKIN-RELATED MALIGNANCIES by Werner Gellermann, Robert W. McClane , Nikita B. Katz and Paul S. Bernstein and has the right to grant licenses under said LICENSED TECHNOLOGY;

        WHEREAS, LICENSOR desires to have the LICENSED TECHNOLOGY developed and commercialized to benefit the public and is willing to grant a license thereunder;

        WHEREAS, University of Utah inventors of the PATENT RIGHTS, were also original inventors/equity participants in the company, the Conflict Avoidance Statements of Paul S. Bernstein, Werner Gellermann and Robert W. McClane, are Appendix C hereto; the Waivers of Royalty of Paul

S. Bernstein, Werner Gellermann and Robert W. McClane, inventors/equity participants in company are Appendix D;

        WHEREAS, the LICENSOR originally granted a license to the LICENSEE pursuant to that certain License Agreement dated June, 29, 2000 pursuant to which the LICENSOR accepted an equity interest in LICENSEE in partial consideration for the license grant;

        WHEREAS, LICENSOR and the other original investors in LICENSEE have elected to sell all of their interest in LICENSEE to Worldwide Nutritional Sciences, Inc.; and

        WHEREAS, in connection with such sale, LICENSEE and LICENSOR desire to amend and restate in its entirety the LICENSE AGREEMENT . NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1 - DEFINITIONS

        For the purposes of this Agreement, the following words and phrases shall have the following meanings:

        1.1 "AFFILIATE" means any person or entity that controls, is controlled by, or is under common control with LICENSEE, directly or indirectly. For purposes of this definition, "control" and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

        1.2 "PATENT RIGHTS" shall mean all of the following LICENSOR intellectual property:

a.	the United States patents listed in Appendix A;

b.	the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

c.	any patents resulting from reissues or reexaminations of the United States patents described in a. and b. above;

d.	the Foreign patents listed in Appendix A;

e.	the Foreign patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;

f.

Foreign patent applications filed after the EFFECTIVE DATE, including those applications filed in at least the countries listed in Appendix B and divisionals, continuations and claims of continuation_in_part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and

g.	any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in d., e. and f. above.

        1.3 “LICENSED TECHNOLOGY” means and includes the PATENT RIGHTS and other technology and intellectual property, including inventions, whether patentable or unpatentable, technical data, software, apparatus, know-how and trade secrets relating to University of Utah Case No. U-2612 entitled NONINVASIVE DETECTION AND MAPPING OF CHEMICAL SUBSTANCES IN THE SKIN AND SKIN-RELATED MALIGNANCIES owned and known by LICENSOR upon the EFFECTIVE DATE.

        1.4 A “LICENSED PRODUCT” shall mean any product or part thereof which:

a.	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

b.

is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold; and

c.	is covered by or incorporates any LICENSED TECHNOLOGY.

        1.5 A “LICENSED PROCESS” shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or is covered by or incorporates any LICENSED TECHNOLOGY.

        1.6 “NET SALES” shall mean LICENSEE’S, its AFFILIATES’ (except as described below) and its SUBLICENSEES’ billings for LICENSED PRODUCTS and LICENSED PROCESSES less the sum of the following:

a.	discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

b..	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

c.	outbound transportation prepaid or allowed; and

d.	amounts allowed or credited on returns.

e.	commissions paid to independent sales representatives or agencies.

        No deductions shall be made for commissions paid to individuals regularly employed by LICENSEE, or for cost of collections. NET SALES shall occur:

(i) with respect to NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES in the United States, when a LICENSED PRODUCT or LICENSED PROCESS shall be invoiced by LICENSEE, or an AFFILIATE of LICENSEE, or a SUBLICENSEE, to a third party that is not an AFFILIATE, or if not invoiced, when delivered to or performed for a third party that is not an AFFILIATE (and no royalty shall be payable on intercompany billings to AFFILIATES);

(ii) with respect to NET SALES of LICENSED PRODUCTS outside of the United States through AFFILIATES, the date that is six months following the receipt of the LICENSED PRODUCT by an AFFILIATE and the royalty on such NET SALES shall be based on the published U.S. retail price rather than the transfer price invoiced to such AFFILIATES (and no royalty shall be payable on billings by the AFFILIATE for the LICENSED PRODUCTS);

(iii) with respect to NET SALES of LICENSED PROCESSES outside of the United States, when such LICENSED PROCESS shall be invoiced by LICENSEE, a SUBLICENSEE, or an AFFILIATE of LICENSEE to a third party that is not an AFFILIATE;

(iv) with respect to NET SALES of LICENSED PRODUCTS by LICENSEE or SUBLICENSEE to persons or entities outside of the UNITED STATES that are not

AFFILIATES, the date the LICENSED PRODUCT shall be invoiced by LICENSEE to such third party, or if not invoiced, when delivered to such third party.

In the event a Licensed Product is leased, licensed or sold on an installment basis the royalties due hereunder shall be calculated and paid on the amount of each installment as it is invoiced.

        1.7 “OTHER REVENUE” shall mean LICENSEE’S gross revenues from the sale of services (e.g. fees for consulting, research and development, and training) in connection with:

a.	the sublicensing of the LICENSED TECHNOLOGY; and/or

b.	the use or sale, lease or other transfer of LICENSED PRODUCTS or LICENSED PROCESSES. 1.8 “TERRITORY” shall mean worldwide.

        1.9 “FIELD OF USE” shall mean the use of the LICENSED TECHNOLOGY for the non-invasive measurement of carotenoids and similar or relatedcompounds, and anti-oxidant status and other compounds in human skin for the promotion and sale of nutritional supplements and other carotenoid-containing products, but specifically excluding marketing the LICENSED TECHNOLOGY to the professional medical community (e.g., pharmaceuticals, medical doctors, medical clinics, medical research centers, medical schools and hospitals).

2-GRANT

        2.1 LICENSOR hereby grants to LICENSEE the right and license in the TERRITORY for the FIELD OF USE to practice under the LICENSED TECHNOLOGY and, to the extent not prohibited by other patents, to make, have made, use, lease, license, sell and export LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the expiration of the last to expire of any of LICENSOR’S rights in the LICENSED TECHNOLOGY, unless this Agreement shall be sooner terminated according to the terms hereof.

        LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only during the EXCLUSIVE PERIOD (defined below) of this Agreement. Upon any termination of this Agreement, SUBLICENSEES’ rights shall also terminate, subject to Section 14.6 hereof.

        2.2 In order to establish a period of exclusivity for LICENSEE, LICENSOR hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and import LICENSED PRODUCTS or to utilize LICENSED PROCESSES, in the TERRITORY for the FIELD OF USE or the promotion and sale of nutritional supplements during the period of time commencing with the EFFECTIVE DATE and terminating upon the last to expire of the PATENT RIGHTS (hereinafter the “EXCLUSIVE PERIOD”).

        2.3 The University of Utah reserves the right to practice under the LICENSED TECHNOLOGY for noncommercial internal research purposes.

        2.4 LICENSEE agrees to incorporate terms and conditions substantively similar to Articles 2, 5, 8.1-6, 9, 10, 11, 12, 13, and 16 of this Agreement into its sublicense agreements, so that these Articles shall be binding upon such SUBLICENSEES as if they were parties to this Agreement.

        2.5 LICENSEE agrees to forward to LICENSOR a copy of any and all sublicense agreements promptly upon execution by the parties.

        2.6 LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of cash payments or publicly traded securities in consideration for any sublicense under this Agreement, without the express prior written permission of LICENSOR, which prior written permission shall not be unreasonably withheld.

        2.9 Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or patent rights of LICENSOR or any other entity other than the LICENSED TECHNOLOGY, regardless of whether such rights shall be dominant or subordinate to any LICENSED TECHNOLOGY.

3 - DILIGENCE

        3.1 LICENSEE shall use its commercially reasonable best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

        3.2 In addition, LICENSEE shall adhere to the following milestones:

a.	LICENSEE shall:

(i)	deliver to LICENSOR within 90 days of the execution of this agreement, a business plan relating to the commercialization of the LICENSED TECHNOLOGY in the FIELD OF USE; and

(ii)	provide similar reports to LICENSOR on January 31 of each year.

b.	LICENSEE shall make a first commercial sale, lease, or license of a LICENSED PRODUCT or LICENSED PROCESS on or before September 30, 2003.

        3.3 LICENSEE’S failure to perform in accordance with either Paragraph 3.1 or 3.2 above shall be grounds for LICENSOR to terminate this Agreement pursuant to Paragraph 14.3 hereof. Notwithstanding the foregoing, if there is a major unanticipated research, development, marketing or regulatory problem, the parties will meet to renegotiate revised due diligence deadlines.

4 - ROYALTIES

        4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to LICENSOR in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be otherwise terminated, which ever first occurs:

a.

License Issue Fee of Twenty-Five Thousand Dollars ($25,000), receipt of Twenty Thousand Dollars ($20,000) is hereby acknowledged and confirmed. An additional payment of Five Thousand Dollars ($5,000) shall be made on or before June, 29, 2002.

b.

An ownership interest in the new company formed by LICENSEE equal to Five Percent (5%) of the total ownership interest of the LICENSEE on the EFFECTIVE DATE. LICENSOR acknowledge receipt of such five percent ownership, which it has elected to sell pursuant to that certain Reconstituted Stock Purchase Agreement dated March__, 2002. Following such sale, LICENSOR shall have no further ownership interest in LICENSEE and shall have no further right to any ownership interest in LICENSEE or any entity formed by LICENSEE.

c.

License Maintenance Fees of Five Thousand Dollars ($5,000) for the year in which the first NET SALES occurs, Ten Thousand Dollars ($10,000) the second year, Twenty-five Thousand Dollars ($25,000) the third year and Fifty Thousand Dollars ($50,000) each year thereafter; provided, however, License Maintenance Fees may be credited to Running Royalties subsequently due on NET SALES or OTHER REVENUE for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

d.

Running Royalties in an amount equal to Three and a half Percent (3.5%) of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sold by and/or for LICENSEE and/or its SUBLICENSEES. Should LICENSEE assign its right and obligations under this License Agreement to a party other than an AFFILIATE, the Running Royalty shall be Four and a half Percent (4.5%) for NET SALES made by the Assignee and its SUBLICENSEES.

e.

LICENSOR hereby grants to LICENSEE the right to enter into sublicensing agreements with third parties (hereinafter referred to as “SUBLICENSEES”) to the extent of LICENSEE’S rights under the grant provided in Section 2.1 and provided that LICENSEE has current exclusive rights thereto in the TERRITORY being sublicensed pursuant to Section 3.3. LICENSEE may only enter into sublicensing agreements during the EXCLUSIVE PERIOD of this AGREEMENT. Upon any termination of this AGREEMENT, SUBLICENSEES’ rights shall also terminate.

f.

Any sublicense granted by LICENSEE to a SUBLICENSEE shall incorporate all of the terms and conditions of this AGREEMENT, which shall be binding upon each SUBLICENSEE as if such SUBLICENSEE were a party to this AGREEMENT.

g.

LICENSEE shall pay to LICENSOR Thirty-five Percent (35% ) of any lump-sum fee or advance payment received by LICENSEE from any SUBLICENSEE. However, that amount may be reduced by an amount equal to the portion of the lump-sum fee or advance payment re-invested by LICENSEE in further research and development of the LICENSED TECHNOLOGY, but in no event shall LICENSEE pay LICENSOR less than Fifteen Percent (15%) of any lump-sum fee or advance payment. LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of cash payments in consideration for any sublicense under this AGREEMENT, without the express prior written permission of LICENSOR. In addition, LICENSEE shall pay to LICENSOR a royalty on NET SALES under any sublicense which royalty rate shall be the greater of: (a) Fifty Percent (50.0%) of the royalty rate charged by LICENSEE on NET SALES by such SUBLICENSEE, or; (b) the same rate that would be due to LICENSOR from NET SALES by LICENSEE.

h.

LICENSEE shall promptly (a) provide LICENSOR with a copy of each sublicense granted by LICENSEE hereunder and any amendments thereto or terminations thereof; (b) collect and guarantee payment of all royalties due LICENSOR from SUBLICENSEES; and (c) summarize and deliver copies of all reports due to LICENSEE from SUBLICENSEES.

        4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.6(b).

        4.3 No multiple royalties shall be payable because any LICENSED PRODUCT, its manufacture, use, lease or sale are or shall be covered by more than one LICENSED TECHNOLOGY, PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

        4.4 Royalty payments shall be paid in United States dollars in Salt Lake City, Utah, or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) or its successor on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5 - REPORTS AND RECORDS

        5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE’S principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE’S royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Five Percent (5%) discrepancy in reporting to LICENSOR’S detriment, LICENSEE agrees to pay the full cost of such inspection.

        5.2 LICENSEE shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE and its SUBLICENSEES under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:

a.	before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, annually, on January 31 of each year; and

b.	after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year.

        5.3 These reports shall include at least the following:

a.	number of LICENSED PRODUCTS manufactured, leased and sold by and/or for LICENSEE and all SUBLICENSEES;

b.	accounting for all LICENSED PROCESSES used or sold by and/or for LICENSEE and all SUBLICENSEES;

c.	accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.6;

d.	Royalties due under Paragraph 4.1(c);

e.	Running Royalties due under Paragraph 4.1(d);

f.	royalties due on other payments from SUBLICENSEES and assignees under paragraph 4.1(e), and (f);

g.	total royalties due;

h.	names and addresses of all SUBLICENSEES of LICENSEE;

i.	Copies of all sublicenses executed;

j.	the amount spent on product development; and

k.	the number of full time equivalent employees working on the LICENSED TECHNOLOGY.

        5.4 With each such report submitted, LICENSEE shall pay to LICENSOR the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

        5.5 On or before the ninetieth (90th) day following the close of LICENSEE’S fiscal year, LICENSEE shall provide LICENSOR with LICENSEE’S consolidated financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement. Certified financial statements shall be provided after the company goes public.

        5.6 The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) or its successors on the due date. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

6 - PATENT PROSECUTION

        6.1 LICENSOR shall diligently prosecute and maintain PATENT RIGHTS with legal counsel of its choice, after consultation with LICENSEE. LICENSOR shall provide LICENSEE with copies of all relevant documentation and keep LICENSEE informed and apprized of the continuing prosecution. LICENSEE shall keep any such documentation and information confidential.

        6.2 LICENSEE shall pay in advance (Total to be forthcoming but approximately $12K — $15K) for patent expenses already incurred by LICENSOR. Further LICENSEE shall pay in advance an amount estimated by patent counsel for each step in the patent process to include all costs and legal fees incurred by LICENSOR in the preparation, prosecution and maintenance of PATENT RIGHTS, including without limitation, any taxes on such patent rights, however, LICENSEE shall have the right to:

a.	to receive copies of all patent correspondence;

b.	to solicit, review and approve estimates and final billings from said patent attorneys for the above listed services;

c.	to review and provide comment on all correspondence from and all applications and draft responses to the patent office;

d.	to select the foreign countries in which patent applications shall be filed, prosecuted, and maintained, provided, however, that LICENSOR, at its own cost and expense, shall have the right to file, prosecute, maintain, and license patent applications/patents in a foreign country or countries in which LICENSEE does not elect to file;

e.	to elect whether and when to file divisionals, continuations, and continuations-in-part provided, however, that LICENSOR, at its own cost and expense, shall have the right to file, prosecute, maintain, and license said divisionals, continuations, and continuations-in-part if LICENSEE does not elect to file said divisionals, continuations, and/or continuations-in-part, in which case LICENSEE shall have no license rights or otherwise to those patents.

        6.3 Except at otherwise provided herein, payment of all fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the EFFECTIVE DATE. LICENSEE shall pay such fees and costs to LICENSOR within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.6.

        6.4 In the event the PATENT RIGHTS are licensed to an independent third party for a different field of use, LICENSEE’S will subsequently be responsible only for its pro-rata share of patent prosecution expenses as described in this Section 6. For example, if the total number of Licensees for PATENT RIGHTS is two, LICENSEE shall be obligated to pay 1/2 of all patent expenses.

7 — CONFIDENTIALITY

        7.1 LICENSEE and LICENSOR acknowledge that either party may provide certain information to the other about the LICENSED TECHNOLOGY that is considered to be confidential. LICENSEE and LICENSOR shall take reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that LICENSEE customarily uses to protect its own confidential information.

        7.2 LICENSEE acknowledges that LICENSOR is subject to the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63-2-101 et seq., Utah Code Ann. (1953), as amended. Licensor shall keep confidential any information provided to Licensor by Licensee that Licensee considers confidential, to the extent allowable under GRAMA and as provided in Section 53B-

16-301 et seq., Utah Code Ann. In order to be eligible for such protection under GRAMA, confidential information of Licensee disclosed to Licensor must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by Licensee stating the reasons that such information must be kept confidential.

8 - INFRINGEMENT

        8.1 LICENSEE shall inform LICENSOR promptly in writing of any alleged infringement of the LICENSED TECHNOLOGY by a third party and of any available evidence thereof.

        8.2 LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the LICENSED TECHNOLOGY and, in furtherance of such right, LICENSEE hereby agrees that LICENSOR may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by LICENSOR shall be borne by LICENSOR. Any recovery of damages by LICENSOR for such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSOR relating to such suit, and next toward reimbursement of LICENSOR for any payments under Article 4 past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided with Seventy-Five Percent (75%) going to the LICENSOR and Twenty-Five Percent (25%) going to LICENSEE.

        8.3 If within six (6) months after having been notified of an alleged infringement, LICENSOR shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD OF USE, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED TECHNOLOGY in the TERRITORY for the FIELD OF USE, and LICENSEE may, for such purposes, use the name of LICENSOR as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only during the EXCLUSIVE PERIOD. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not unreasonably be withheld. LICENSEE shall indemnify LICENSOR against any order for costs that may be made against LICENSOR in such proceedings.

        8.4 In the event that LICENSEE shall undertake litigation for the enforcement of the LICENSED TECHNOLOGY, or the defense of the LICENSED TECHNOLOGY under Paragraph 8.5, LICENSEE may withhold up to Fifty Percent (50%) of the Running Royalty payments otherwise thereafter due LICENSOR under Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE’S expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of LICENSOR for any payments under Article 4 past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided with Twenty-five percent (25%) going to LICENSOR and Seventy-five percent (75%) going to LICENSEE.

        8.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the LICENSED TECHNOLOGY shall be brought against LICENSOR or LICENSEE, LICENSOR, at its option, shall have the right, within thirty (30) days after commencement of such action, to take over the sole defense of the action at its own expense. If LICENSOR shall not exercise this right, LICENSEE may take over the sole defense at LICENSEE’S sole expense, subject to Paragraph 8.4.

        8.6 In any infringement suit as either party may institute to enforce the LICENSED TECHNOLOGY pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

        8.7 LICENSEE, during the EXCLUSIVE PERIOD, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for the FIELD OF USE for future use of the LICENSED TECHNOLOGY. Any upfront fees as part of such a sublicense shall be shared equally between LICENSEE and LICENSOR; other revenues shall be treated per Article 4.

9 - PRODUCT LIABILITY

        9.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

        9.2 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and LICENSOR with respect to events covered by Paragraph 9.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Utah, shall list LICENSOR as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Five Hundred Thousand ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for personal injury including death; Five Hundred Thousand Dollars ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for property damage; and Five Hundred Thousand Dollars ($500,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for errors and omissions. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing the same.

        9.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

10 - EXPORT CONTROLS

        LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

11- NON-USE OF NAMES

        LICENSEE shall not use the names or trademarks of the University of Utah, LICENSOR, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except to the extent permitted by University Policy and Procedures # 8-12.4(D)(3) or the University policy in effect at the time, and except that LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or applications or rights comprising the LICENSED TECHNOLOGY.

12 - ASSIGNMENT

        With the prior written consent of LICENSOR, which shall not be unreasonably withheld, LICENSEE may assign this Agreement, so long as the assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. A written assignment and consent to that assignment by LICENSOR shall be also required in the event of merger or other business combination with LICENSEE or a sale by LICENSEE of all or substantially all of LICENSEE’s assets. Failure of such assignee to so agree shall be grounds for termination by LICENSOR under Paragraph 14.3.

13 - DISPUTE RESOLUTION

        13.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediator in the Salt Lake City area and such representatives shall schedule a date with such mediator for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this

Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Salt Lake City, Utah under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of Utah or in the United States District Court for the District of Utah, to whose jurisdiction for such purposes LICENSOR and LICENSEE each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys’ fees, of the prevailing party in connection with arbitration of such controversy or claim shall be borne by the other party.

        13.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

14 - TERMINATION

        14.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by LICENSOR.

        14.2 Should LICENSEE fail to make any payment whatsoever due and payable to LICENSOR hereunder, LICENSOR shall have the right to terminate this Agreement effective on sixty (60) days’ notice, unless LICENSEE shall make all such payments to LICENSOR within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have made all such payments to LICENSOR, the rights, privileges and license granted hereunder shall automatically terminate.

        14.3 Upon any breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 14.1 and 14.2 hereinabove, which shall always take precedence in that order over any breach or default referred to in this Paragraph 14.3, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days’ notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

        14.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to LICENSOR, and upon payment of all amounts due LICENSOR through the effective date of the termination.

        14.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and

Articles 1, 2.1, 4.2, 4.4, 9, 10, 11, 13, 14.5, 14.6, and 16 shall survive any such termination. LICENSEE and any SUBLICENSEE thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to LICENSOR as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

        14.6 Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from LICENSOR, LICENSOR agrees to negotiate such licenses in good faith under reasonable terms and conditions.

15 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

        Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of LICENSOR:

Director
Technology Transfer Office
University of Utah
615 Arapeen Dr., Suite 110
Salt Lake City, UT 84108

With a copy to:

OFFICE OF GENERAL COUNSEL
University of Utah
309 Park Building
Salt Lake City, Utah 84112

In the case of LICENSEE:

General Counsel
Nutriscan, Inc.
75 West Center Street
Provo, UT 84601

16 - MISCELLANEOUS PROVISIONS

        16.1 All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Utah, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

        16.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

        16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        16.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

        16.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing acknowledged by both parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

UNIVERSITY OF UTAH RESEARCH FOUNDATION	NUTRISCAN, INC.

By /s/ Raymond Gesteland	By /s/ Truman Hunt
Name Raymond Gesteland	Name Truman Hunt
Title President	Title Chief Executive Officer
Date March 7, 2002	Date March 7, 2002

APPENDIX A

PATENT RIGHTS on the EFFECTIVE DATE

UNITED STATES PATENT RIGHTS

University of Utah Case No. U-2612:	NONINVASIVE DETECTION AND MAPPING OF CHEMICAL SUBSTANCES IN THE SKIN AND SKIN-RELATED MALIGNANCIES [Inventors: Nikita B. Katz, Paul S. Bernstein, Robert W. McClane and Werner Gellermann]

Country	Appl. No.	File Date	Patent No.	Issue Date	Patent No.
US	335,932	06/18/99			Pending
PCT	PCT/US00/07745	03/22/00			Pending

INTERPRETIVE MEMORANDUM OF UNDERSTANDING

        THIS INTERPRETIVE MEMORANDUM OF UNDERSTANDING is made this November 30, 2001, by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION (“Licensor”), CARODERM, INC., a Utah corporation (“Carodrem”) and NUTRISCAN, INC., a Utah corporation (“Nutriscan”).

RECITALS

        A.     The Licensor holds a patent, U.S. Patent No. 6,205,354, issued March 20, 2001, to certain technology involving a noninvasive measurement of carotenoids in human skin (the “Licensed Technology”).

        B.     The Licensor previously granted an exclusive license to Nutriscan, L.C. under that certain Patent License Agreement dated June 29, 2000, and amended March 13, 2001 (the “Nutriscan License”) and the exclusive license to Spectrotek, L.C. under that certain Patent License Agreement dated June 29, 2000 (the “Spectrotek License”) for certain limited use and applications of the Licensed Technology ( the license are collectively referred to as the “Licenses”).

        C.   The Spectrotek License subsequently has been assigned in its entirety to Caroderm. The Nutriscan License subsequently has been assigned in its entirety to Nutriscan in connection with the conversion of Nutriscan, L.C. from a limited liability company to a corporation.

        D.   It has come to the attention of all parties hereto that there has arisen confusion regarding certain terms in the definition of the “Field of Use” in each of the Licenses.

        E.   It was the Licensor’s and each licensee’s intent originally to:

a.

license to Spectrotek, L.C. under the Spectrotek License the clinical use of the Licensed Technology for medical diagnostic purposes, excluding the use of the Licenses Technology in connection with the promotion or sale of nutritional supplements and other carotenoid-containing products in any manner;

b.	license to Nutriscan under the Nutriscan License the non-clinical use of the Licensed Technology for the promotion and sale of nutritional supplements and other carotenoid-containing products; and

c.

make the Licenses mutually exclusive in that the use of the Licensed Technology (i) under the Spectrotek License does not include the use of the Licensed Technology in connection with the promotion or sale of nutritional supplements, and (ii) under the Nutriscan License does not include the use of the Licensed Technology for clinical medical diagnostics.

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F.

It is in the best business judgment of all the parties to encourage and permit the exploitation of the Licensed Technology pursuant to each of the party’s respective Licenses and that in order to do so, the confusion concerning the respective Fields of Use should be resolved.

        Now Therefore, the parties interpret certain terms in the definition of the Fields of Use in each License and agree as follows:

1.	The “Field of Use” of each License shall be construed in a mannerconsistent with the original intent of the Licensor and the respective licenses as set forth in the recitals above.

2.	The term “professional medical community” as used in both

Licenses means the use of the Licensed Technology only in a medical clinical setting for medical diagnostic purposes.

3.

The term “the promotion and sale of nutritional supplements and other carotenoid-containing products to consumer and non-medical professionals” as used in both Licenses includes all promotion and sales, through all distribution channels whatsoever, of nutritional supplements and other carotenoid-containing products because, directly or indirectly, all such products are ultimately sold or distributed to consumers.

4.

As a further point of clarification, a doctor or other medical professional who also is a distributor of nutritional supplements or other carotenoid-containing products for Nutriscan, or its affiliates, assignees, successors or sublicensees, could utilize the Licensed Technology under the Nutriscan License in connection with the promotion or sale of nutritional supplements and other carotenoid- containing products so long as the Licensed Technology was not used by such doctor or other medical professional for medical diagnostic purposes or in a medical clinic setting.

        The Parties hereto evidence their agreement to the above interpretations by executing this Interpretive Memorandum of Understanding intending to be bounded thereby. In the event the foregoing should be determined inconsistent with any of the terms of the Licenses, the terms of this Interpretive Memorandum of Understanding shall govern and be deemed an amendment of each of the Licenses.

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NUTRISCAN, INC.

By: /s/ Werner Gellerman
Date: December 12, 2001

CARODERM, INC.

By: /s/ Dallin Bagley
Date: December 12, 2001

UNIVERSITY OF UTAH RESEARCH FOUNDATION

By: /s/ Raymond F. Gesteland
Date: December 14, 2001

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